                            Exhibit 10.2

CAPITAL ONE FINANCIAL CORPORATION
2004 Stock Incentive Plan
Restricted Stock Unit Award Agreement

THIS NOTICE OF RESTRICTED STOCK UNIT AWARD AGREEMENT (the “Grant Notice” and, together with the Terms and Conditions (as defined below), the “Agreement”) between CAPITAL ONE FINANCIAL CORPORATION, a Delaware corporation (“Capital One” or the “Company”), and you, is made pursuant and subject to the provisions of the Company’s 2004 Stock Incentive Plan, as amended and restated (the “Plan”), and all capitalized terms used herein that are defined in the Plan shall have the same meaning given to them in the Plan unless otherwise defined herein. For purposes of this Agreement, “Employer” means the entity (i.e., Capital One, Subsidiary or Affiliate) that employs you.

WHEREAS, Article 8 of the Plan provides for the award from time to time in the discretion of the Committee of Restricted Stock Units, representing shares of common stock of Capital One, $.01 par value per share (“Common Stock”), the vesting and issuance of which is subject to continued employment with Capital One or its Subsidiaries or Affiliates (as applicable) or other conditions set forth on the following pages (the “Terms and Conditions”).

1.Award Summary.

Grantee (“you”):	[Name]
“Date of Grant”:	June 3, 2025
Number of “Restricted Stock Units”:	[# of Units]

2.Vesting Summary. 100% of the Restricted Stock Units shall vest on June 3, 2028 (“Scheduled Vesting Date”):

3.Acceptance and Agreement by Participant.
IN WITNESS WHEREOF, the parties have caused this Agreement to be signed on their behalf.

CAPITAL ONE FINANCIAL CORPORATION

By:

____________________________________
Kaitlin Haggerty
Chief Human Resources Officer

PARTICIPANT

By: [Name]_____________________________
SIGNED BY ELECTRONIC SIGNATURE

BY ELECTRONICALLY ACCEPTING THE AWARD, YOU AGREE THAT (i) SUCH ACCEPTANCE CONSTITUTES YOUR ELECTRONIC SIGNATURE IN EXECUTION OF THIS AGREEMENT; (ii) YOU AGREE TO BE BOUND BY THE PROVISIONS OF THE PLAN AND THIS AGREEMENT; (iii) YOU HAVE REVIEWED THE PLAN AND THIS AGREEMENT IN THEIR ENTIRETY, HAVE HAD AN OPPORTUNITY TO OBTAIN THE ADVICE OF COUNSEL PRIOR TO ACCEPTING THE AWARD AND FULLY UNDERSTAND ALL OF THE PROVISIONS OF THE PLAN AND THIS AGREEMENT; (iv) YOU HAVE BEEN PROVIDED WITH A COPY OR ELECTRONIC ACCESS TO A COPY OF THE PROSPECTUS FOR THE PLAN; AND (v) YOU HEREBY AGREE TO ACCEPT AS BINDING, CONCLUSIVE AND FINAL ALL DECISIONS OR INTERPRETATIONS OF THE COMMITTEE UPON ANY QUESTIONS ARISING UNDER THE PLAN AND THIS AGREEMENT.

* * * * *

TERMS AND CONDITIONS

1.Grant of Restricted Stock Units. Capital One hereby grants to you Restricted Stock Units, as indicated on the Grant Notice. The Restricted Stock Units shall vest, and the underlying shares of Common Stock (such underlying shares, the “Shares”) shall be issuable, only in accordance with the provisions of this Agreement and the Plan.

2.Issuance of Common Stock.

(a)    Vesting. Except as provided in Sections 2(b), 2(c) and 2(d) and subject to Section 13 below and to the extent not previously vested or forfeited as provided herein, the Restricted Stock Units shall vest on the Scheduled Vesting Date.

(b)    Effect of Termination of Employment.

(i)    Except as provided in Section 2(b)(ii), 2(b)(iii), 2(b)(iv) and 2(d), upon your termination of employment with Capital One for any reason prior to the Scheduled Vesting Date of such Restricted Stock Units, all Restricted Stock Units shall immediately be forfeited (to the extent not previously vested or forfeited as provided herein). For the avoidance of doubt, a transfer of employment to an affiliate of Capital One shall not constitute a termination of employment for purposes of this Section 2(b)

(ii)    Upon your termination of employment with Capital One as a result of your death or Disability, the Restricted Stock Units shall immediately vest, and the Shares shall be issuable in accordance with this Agreement, upon such termination of employment (to the extent not previously vested or forfeited as provided herein).

(iii)    Upon your termination of employment with Capital One as a result of Retirement, the Restricted Stock Units will be reduced to a number of Restricted Stock Units equal to the product of (x) the number of Restricted Stock Units that would have vested on the Scheduled Vesting Date if you had remained employed with Capital One through the Scheduled Vesting Date, and (y) a fraction, the numerator of which is the number of complete days worked from the Date of Grant through the date of termination of your employment and the denominator of which is 1,097. The remaining number of Restricted Stock Units shall be immediately forfeited. Such Restricted Stock Units not forfeited will continue to vest on the Scheduled Vesting Date (to the extent not previously vested or forfeited as provided herein) and remain subject to reduction pursuant to Section 13. Notwithstanding any other provision of this Agreement to the contrary, if your employment with Capital One is terminated for Cause, as defined herein, prior to the Scheduled Vesting Date, such termination is not a Retirement for purposes of the Plan or this Agreement.

(iv)    Subject to Section 2(b)(v), upon termination of your employment by Capital One not for Cause,as defined herein, the number of Restricted Stock Units will be reduced to a number of Restricted Stock Units equal to the product of (x) the number of Restricted Stock Units that would have vested on the Scheduled Vesting Date if you had remained employed with Capital One through the Scheduled Vesting Date, and (y) a fraction, the numerator of which is the number of complete days worked from the Date of Grant through the date of termination of your employment and the denominator of which is 1,097. The remaining number of Restricted Stock Units shall be immediately forfeited. Such Restricted Stock Units not forfeited will continue to vest on the Scheduled Vesting Date (to the extent not previously vested or forfeited as provided herein), subject to (A) your execution of a separation agreement and/or general release of claims within a period of time as required by Capital One (in a form as prescribed by Capital One, a “Release”), (B) such Release becoming effective and irrevocable in accordance with its terms and (C) your continued compliance with the terms of such Release through each Scheduled Vesting Date. To the extent a Scheduled Vesting Date occurs prior to the expiration of the period of time Capital One provides you to sign the Release, you shall be entitled to vesting of the applicable portion of your Restricted Stock Units on such Scheduled Vesting Date even if you have not yet executed the Release. For avoidance of doubt, such continued vesting shall remain subject to reduction pursuant to Section 13 and shall immediately cease (and any then-unvested Restricted Stock Units shall be immediately forfeited) in the event that you violate the terms and conditions of the Release.

(v)    Your right to continued vesting pursuant to Section 2(b)(iv) is expressly conditioned on your compliance with any and all restrictive covenant agreements or provisions to which you are a party with Capital One including, but not limited to, those with respect to non-competition, confidentiality and work product, non-solicitation of employees/no hire of employees, non-solicitation of customers, and garden transition period or leave (collectively, “Restrictive Covenant Agreements”). You understand and agree that any actual or threatened action by you in violation of any Restrictive Covenant Agreements shall forfeit your right to continued post-employment vesting as of the date of such actual or threatened action by you in violation of such Restrictive Covenant Agreement. You further understand and agree that any forfeiture of continued vesting rights under this Agreement, or waiver thereof, shall not limit Capital One’s rights to pursue any and all legal and equitable remedies and damages available for your breach of the Restrictive Covenant Agreements under the terms of such agreements and applicable law, including but not limited to, injunctive relief, monetary damages, costs and fees.

(c)    Vesting Schedule Upon Becoming Subject to Withholding.

(i)    Unless otherwise determined by the Committee or the independent members of the board of directors of the Company (the “Board”), as applicable, and to the extent permitted or required by law, Capital One may determine, in its sole discretion, (A) that you have become subject to withholding under applicable tax laws at a time when Restricted Stock Units are not otherwise vesting pursuant to Section 2, and (B) that a portion of the Restricted Stock Units shall vest, only and to the extent sufficient, if sold at Fair Market Value, on the date of such determination, to provide for the payment of any tax liability in accordance with applicable tax laws. The number of Restricted Stock Units vesting pursuant to the preceding sentence shall be rounded up to the nearest whole Restricted Stock Unit. It is understood that the remaining portion of the Restricted Stock Units shall continue to vest on the Scheduled Vesting Date as provided herein (to the extent not previously vested or forfeited as provided herein).

(ii)    Notwithstanding any other provision of this Agreement to the contrary, Capital One will take all necessary steps to withhold the amount determined pursuant to the immediately foregoing paragraph in satisfaction of any applicable tax withholding liability.

(d)    Effect of Change of Control.

    (i)    Upon termination of your employment by Capital One without Cause or by you for Good Reason (each as defined below), in either case on or prior to the second anniversary of the occurrence of a Change of Control of Capital One, then, notwithstanding anything herein to the contrary, the Restricted Stock Units shall vest and the Shares (as may be adjusted in accordance with Section 4.4 of the Plan) shall be issuable in accordance with this Agreement immediately upon the occurrence of your termination of employment following such Change of Control (to the extent not previously vested or forfeited as provided herein); provided, however, that if the Restricted Stock Units are considered deferred compensation under Section 409A of the Code and not exempt from Section 409A of the Code as a short-term deferral or otherwise, and you are a “specified employee,” as defined in and pursuant to Reg. Section 1.409A 1(i) or any successor regulation, on the date of any such termination of employment without Cause or for Good Reason, you will not be entitled to such vesting prior to the earlier of (i) the date which is six months from the date of your “separation from service” (as defined in Reg. Section 1.409A 1(h) or any successor regulation) as a result of such termination and (ii) your death.

(ii)    For purposes of this Agreement, “Cause” shall mean (1) the willful and continued failure to perform substantially your duties with the Company or any Affiliate (other than any such failure resulting from incapacity due to physical or mental illness or following your delivery of a Notice of Termination (as defined below) for Good Reason), after a written demand for substantial performance is delivered to you by the Board or the Chief Executive Officer of the Company that specifically identifies the manner in which the Board or the Chief Executive Officer of the Company believes that you have not substantially performed your duties, or (2) the willful engaging by you in illegal conduct or gross misconduct that is materially and demonstrably injurious to the Company and/or its Affiliates. No act, or failure to act, on your part shall be considered “willful” unless it is done, or omitted to be done, by you in bad faith or without reasonable belief that your action or omission was in the best interests of the Company and/or its Affiliates. Any act, or failure to act, based upon (A) authority given pursuant to a resolution duly adopted by the Board, or if the Company is not the ultimate parent corporation of the Employer and is not publicly-traded, the board of directors (or equivalent management body) of the ultimate parent of the Employer (the “Applicable Board”), (B) the instructions of the Chief Executive Officer of the Company (unless you are the Chief Executive Officer at the time of any such instruction) or (C) the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by you in good faith and in the best interests of the Company and/or its Affiliates. The cessation of your employment shall not be deemed to be for Cause unless and until there shall have been delivered to you a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Applicable Board (excluding you, if you are a member of the Applicable Board) at a meeting of the Applicable Board called and held for such purpose (after reasonable notice is provided to you and you are given an opportunity, together with your counsel, to be heard before the Applicable Board), finding that, in the good faith opinion of the Applicable Board, you are guilty of the conduct described in this Section 2(d)(ii), and specifying the particulars thereof in detail.

(iii)    For purposes of this Agreement, “Good Reason” shall mean (1) the assignment to you of any duties inconsistent in any respect with your position (including status, offices, titles and reporting requirements), authority, duties or responsibilities, or any action by the Company that results in a diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and that is remedied by the Company promptly after receipt of notice thereof given by you; (2) any failure by the Company to pay your compensation owed other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and that is remedied by the Company promptly after receipt of notice thereof given by you; (3) the Company’s requiring you (I) to be based at any office or location more than 35 miles from the office or location at which you were required to work as of the date of this Agreement or (II) to travel on Company business to a substantially greater extent than required during the 120-day period immediately prior to the date the Change of Control occurs; or (4) any other action or inaction that constitutes a material breach by the Company of this Agreement or any employment agreement. For purposes of this Section 2(d)(iii) of this Agreement, any good faith determination of Good Reason made by you shall be conclusive. Your mental or physical incapacity following the occurrence of an event described above in clauses (1) through (4) shall not affect your ability to terminate employment for Good Reason.

(iv)    Any termination by the Company for Cause, or by you for Good Reason, shall be communicated by Notice of Termination to the other party. “Notice of Termination” means a written notice that (1) indicates the specific termination provision in this Agreement relied upon, (2) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the provision so indicated, and (3) if the Date of Termination (as defined herein) is other than the date of receipt of such notice, specifies the Date of Termination (which Date of Termination shall be not more than 30 days after the giving of such notice). The failure by you or the Company to set forth in the Notice of Termination any fact or circumstance that contributes to a showing of Good Reason or Cause shall not waive any right of you or the Company, respectively, hereunder or preclude you or the Company, respectively, from asserting such fact or circumstance in enforcing your or the Company’s respective rights hereunder.

(v)    “Date of Termination” means, if your employment is terminated by the Company for Cause, or by you for Good Reason, the date of receipt of the Notice of Termination or such later date specified in the Notice of Termination, as the case may be. You and the Company shall take all steps necessary to ensure that any termination described in this Section 2(d) constitutes a “separation from service” within the meaning of Section 409A of the Code, and notwithstanding anything contained herein to the contrary, the date on which such separation from service takes place shall be the “Date of Termination.”

3.Non-Transferability. Subject to the provisions of Sections 2 and 12 hereof, the rights represented by the Restricted Stock Units shall not be assignable or transferable, or otherwise alienated or hypothecated, under any circumstances. Any purported or attempted transfer of such Restricted Stock Units or such rights shall be null and void and shall result in the immediate forfeiture and cancellation of the Restricted Stock Units.

4.Modification and Waiver. Except as provided in the Plan with respect to determinations of the Board or the Committee and subject to the Committee’s right to amend the Plan, neither this Agreement nor any provision hereof can be changed, modified, amended, discharged, terminated or waived orally or by any course of dealing or purported course of dealing, but only by an agreement in writing signed by you and Capital One; provided that, changes, modifications and amendments not detrimental to you may be made in writing signed only by Capital One. No such agreement shall extend to or affect any provision of this Agreement not expressly changed, modified, amended, discharged, terminated or waived or impair any right consequent on such a provision. The waiver of or failure to enforce any breach of this Agreement shall not be deemed to be a waiver or acquiescence in any other breach thereof.

5.Tax Withholding. Subject to Section 2(c), if you become subject to withholding under applicable tax laws, you agree to pay Capital One the amount required to be withheld by one or more of the following methods:

(a)Capital One will automatically withhold the number of Shares having a Fair Market Value on the date the tax withholding obligation is to be determined equal to the amount required to be withheld (as determined pursuant to the Plan), rounded up to the nearest whole Share; or

(b)by such other methods as Capital One may make available from time to time.

6.Dividend Equivalents. With respect to the Restricted Stock Units, you shall be credited with dividend equivalents as and when dividends are paid to holders of shares of Common Stock. By accepting this award, you agree that such dividend equivalents shall accumulate and be paid to you in cash (without interest) as soon as reasonably practicable after the Scheduled Vesting Date or vesting pursuant to Section 2. You further agree that all such dividend equivalents shall be subject to the same vesting requirements that apply to the Restricted Stock Units from which such dividend equivalents are derived.

7.Governing Law. This Agreement shall be governed by United States federal law and, to the extent not preempted thereby, by the laws of the State of Delaware. Capital One and you hereby consent and submit to the personal jurisdiction and venue of any state or federal court located in any city or county of Delaware for resolution of any and all claims, causes of action or disputes arising out of this Agreement. You and Capital One agree that the court shall not set aside the Committee’s determinations unless there is clear and convincing evidence of bad faith or fraud.

8.Conflicts. In the event of any conflict between the provisions of the Plan as in effect on the Date of Grant and the provisions of this Agreement, except as provided otherwise herein, the provisions of the Plan shall govern. All references herein to the Plan shall mean the Plan as in effect on the date hereof.

9.Bound by Plan. In consideration of the grant of the Restricted Stock Units, you agree that you will comply with such conditions as the Committee may impose on the Restricted Stock Units and be bound by the terms of the Plan.

10.Employment Status. This Agreement does not constitute a contract of employment nor does it alter your terminable at will status or otherwise guarantee future employment.

11.Binding Effect. This Agreement shall be binding upon, enforceable against, and inure to the benefit of you and your legatees, distributees and personal representatives, and Capital One and its successors and assigns.

12.Mandatory Holding Requirement.

(a)    You agree that with respect to the Applicable Holding Shares (as defined below) you may not transfer, sell, pledge, hypothecate or otherwise dispose of such Applicable Holding Shares until the Holding Date (as defined below); provided that the requirements set forth in this Section 12 shall immediately lapse and be of no further force and effect upon your death, Disability or termination of employment by Capital One without Cause or for Good Reason following a Change of Control, pursuant to Section 2(d).

(b)    For purposes of this Section 12:

(i)    “Applicable Holding Shares” means 50% of the Shares acquired hereunder (not including any Shares sold or retained by the Company or its designated agent to fund the payment of any tax withholding obligation, brokerage commission or fees payable in connection with the Shares) during your term of employment with the Company and during the one-year period after termination of your employment for any reason; and

(ii)    “Holding Date” means the later of: (1) the first anniversary of the date of acquisition of any Applicable Holding Shares; or (2) the date on which your stock ownership requirement is met, as determined by the Committee.

13.Clawbacks. You agree that any Units, Shares and dividends awarded to you pursuant to this Agreement are subject to the Capital One Financial Corporation Compensation Recoupment Policy (as amended from time to time, the “Clawback Policy”). You agree and consent to the Company’s application, implementation and enforcement of the Clawback Policy or any similar policy established by the Company that may apply to you, and you expressly agree that the Company may take such actions as are necessary to effectuate the Clawback Policy, any similar policy (as applicable to you) or applicable law without further consent or action being required by you.

14.Rights as a Stockholder. You shall have no rights of a stockholder with respect to the shares of Common Stock represented by Restricted Stock Units, including, but not limited to, the right to vote and to receive dividends, unless and until such shares of Common Stock are transferred to you pursuant to the Plan and this Agreement.

15.Data Protection. You consent to the collection, processing and transfer (including international transfer) of your personally identifiable data in connection with the grant of the Restricted Stock Units and participation in the Plan.
16.Severability. This Agreement shall be enforceable to the fullest extent allowed by law. In the event that any provision of this Agreement is determined to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, then that provision shall be reduced, modified or otherwise conformed to the relevant law, judgment or determination to the degree necessary to render it valid and enforceable without affecting the validity, legality or enforceability of any other provision of this Agreement or the validity, legality or enforceability of such provision in any other jurisdiction. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be deemed severable from the remainder of this Agreement, and the remaining provisions contained in this Agreement shall be construed to preserve to the maximum permissible extent the intent and purposes of this Agreement.

17.Counterparts. This Agreement may be executed in counterparts, all of which together shall constitute one agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart.

18.Miscellaneous. In accepting the grant, you acknowledge and agree that:

(a)    this Agreement is intended to comply with the applicable requirements of Section 409A of the Code as it relates to U.S. taxpayers and shall be limited, construed and interpreted in a manner so as to comply therewith;

(b)    your obligations under this Agreement shall survive any termination of your employment with the Company for any reason;

(c)    any of the Company’s rights or remedies under this Agreement shall be cumulative and in addition to whatever other remedies the Company may have under law or equity;

(d)    any recovery by the Company under this Agreement will be a recovery of Restricted Stock Units to which you were not entitled under this Agreement and is not to be construed in any manner as a penalty;

(e)    the Company may, to the maximum extent permitted by applicable law and Section 409A of the Code as it relates to U.S. taxpayers, retain for itself funds or securities otherwise payable to you pursuant to this Agreement to satisfy any obligation or debt that you owe to the Company, including any obligations hereunder. The Company may not retain such funds or securities until such time as they would otherwise be distributable to you in accordance with this Agreement;

(f)    the Company reserves the right to impose other requirements on the Restricted Stock Units, any Shares acquired pursuant to the Restricted Stock Units, and your participation in the Plan, to the extent Capital One determines, in its sole discretion, that such other requirements are necessary or advisable in order to comply with local laws, rules and regulations, or to facilitate the administration of the Restricted Stock Units and the Plan. Such requirements may include (but are not limited to) requiring you to sign any agreements or undertakings that may be necessary to accomplish the foregoing; and

(g)    Capital One from time to time distributes and makes available to associates disclosure documents, including a prospectus, relating to the Plan. You may also contact the HR Help Center to obtain copies of the Plan disclosure documents and the Plan. You should carefully read the Plan disclosure documents and the Plan. By accepting the benefits of this Agreement you acknowledge receipt of the Plan and the Plan disclosure documents and agree to be bound by the terms of this Agreement and the Plan. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by Capital One or a third-party designated by Capital One.